Exhibit 20.1


                      ACCEPTANCE INSURANCE EARNINGS UP 40%


Omaha, NE, July 29, 1997


     Acceptance Insurance Companies Inc. (NYSE:AIF) reported a 40% increase in net income for the three months ended June 30, 1997 to $4.2 million or $0.28 per share versus $3.0 million or $0.20 per share for the comparable period in 1996. Premiums earned were $72.9 million for the current quarter, a 5% decrease from $76.9 million for the same quarter in the prior year. Net investment income increased 9% to $8.8 million from $8.1 million in the prior year. The combined ratio of the Company improved to 101.5% in the 1997 quarter from 102.9% in the 1996 period.

     Net income for the six months ended June 30, 1997 increased 9% to $8.2 million or $0.54 per share from $7.5 million or $0.50 per share for the comparable period in 1996. Premiums earned for the six months were $144.0 million in 1997 versus $144.4 million in 1996. Net investment income increased 6% to $16.6 million in the 1997 period from $15.8 million in 1996. The Company's combined ratio for both periods was 101.3%.

     Acceptance Insurance is an A- rated property and casualty insurance company concentrating in writing specialty coverages throughout the United States not generally emphasized by standard insurance carriers. The Company's insurance operations are conducted through its six insurance subsidiaries and two insurance agencies. The Company selects underwriting specialties within the property and casualty industry that provide a diversified portfolio of products, with the goal of producing underwriting results better than the industry average.

Contact:          William J. Gerber
                  Vice President
                  (402) 344-8800

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


                       ACCEPTANCE INSURANCE COMPANIES INC.
        for the three months and six months ended June 30, 1997 and 1996
                      (in thousands, except per share data)


                                                       Three Months                                 Six Months
                                          ---------------------------------------     ---------------------------------------
                                               1997                   1996                  1997                   1996
                                          ---------------      ------------------     -----------------      ----------------


Gross premiums written                           $145,827                $145,051              $271,172              $268,780
Ceded premiums                                    (73,952)                (49,727)             (127,982)             (102,622)
                                          ---------------      ------------------     -----------------      ----------------
Net premiums written                               71,875                  95,324               143,190               166,158
                                          ===============      ==================     =================      ================

Revenues:
Insurance premiums earned                          72,944                  76,896               144,006               144,400
Net investment income                               6,791                   6,528                13,311                12,992
Net realized capital gains                          2,020                   1,586                 3,331                 2,767
                                          ---------------      ------------------     -----------------      ----------------
                                                   81,755                  85,010               160,648               160,159
                                          ---------------      ------------------     -----------------      ----------------

Costs and expenses:
Cost of revenues:
  Insurance losses and loss adjustment
     expenses                                      52,588                  55,239               102,395               101,122
  Insurance underwriting expenses                  21,459                  23,868                43,503                45,142
General and administrative expenses                   573                     528                 1,097                 1,063
                                          ---------------      ------------------     -----------------      ----------------
                                                   74,620                  79,635               146,995               147,327
                                          ---------------      ------------------     -----------------      ----------------
Operating profit                                    7,135                   5,375                13,653                12,832
                                          ---------------      ------------------     -----------------      ----------------

Other income (expense):
Interest expense                                   (1,247)                 (1,242)               (2,404)               (2,495)
Share of net loss of investee                         (63)                    (53)                 (117)                 (117)
Other, net                                             (4)                    (35)                   12                   121
                                          ---------------      ------------------     -----------------      ----------------
                                                   (1,314)                 (1,330)               (2,509)               (2,491)
                                          ---------------      ------------------     -----------------      ----------------

Income before income taxes                          5,821                   4,045                11,144                10,341
Income tax expense                                  1,579                   1,020                 2,988                 2,838
                                          ---------------      ------------------     -----------------      ----------------

Net income                                         $4,242                   3,025                 8,156                 7,503
                                          ===============      ==================     =================      ================

Net income per share:
Primary                                          $    .28                $    .20              $    .54              $    .50
                                          ===============      ==================     =================      ================
Fully diluted                                    $    .27                $    .20              $    .53              $    .49
                                          ===============      ==================     =================      ================

Shares:
Primary                                            15,238                  15,071                15,228                15,037
Fully diluted                                      15,541                  15,337                15,510                15,322

Ratio - GAAP
Loss & LAE                                          72.1%                   71.8%                 71.1%                 70.0%
Underwriting                                        29.4%                   31.1%                 30.2%                 31.3%
                                          ---------------      ------------------     -----------------      ----------------
Combined                                           101.5%                  102.9%                101.3%                101.3%
                                          ---------------      ------------------     -----------------      ----------------

                                                                    June 30,              June 30,
                                                                      1997                  1996
                                                               ------------------     -----------------
Total Investments                                                   $459,443              $385,391
Net Reserves for Losses and LAE                                      257,693               219,640

Total Capital                                                        220,770               182,413
Book Value per Share                                               $   14.66             $   12.25


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